UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 13, 2020 (November 10, 2020)

APPLIED UV, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39480	84-4373308
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

150 N. Macquesten Parkway Mount Vernon, NY	10550
(Address of registrant’s principal executive office)	(Zip code)

(914) 665-6100

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	AUVI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On November 10, 2020, Applied UV, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Ladenburg Thalmann & Co. Inc. (the “Underwriter”), related to the offering of 1,401,905 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share, at a public offering price of $5.25 per share, which includes 182,857 Shares purchased by the Underwriter pursuant to its exercise of an overallotment granted to the Underwriter under the terms of the Underwriting Agreement.

The Shares were offered and sold by the Company pursuant to the Company’s registration statement on Form S-1 (File No. 333-249830) (the “Registration Statement”) and filed with the Securities and Exchange Commission (the “Commission”) and the final prospectus filed with the Commission pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement was declared effective by the Commission on November 9, 2020. The closing of the offering for the Shares took place on November 13, 2020. Aggregate gross proceeds from the closing were approximately $7.36 million before deducting underwriting discounts and commissions and fees and other estimated offering expenses. The Company intends to use the net proceeds from the offering for acquisitions of disinfection device companies or other complimentary businesses and general corporate purposes.

The Underwriting Agreement contains customary representations, warranties and covenants by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

The Company’s officers and director affiliates and certain existing stockholders have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any shares of our common stock or other securities convertible into or exercisable or exchangeable for shares of our common stock until February 25, 2021 without the prior written consent of the Underwriter.

The Underwriting Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K (this “Current Report”) and the description of the material terms of the Underwriting Agreement is qualified in its entirety by reference to such exhibit.

Item 8.01. Other Events.

On November 10, 2020, the Company issued a press release announcing that it had priced the underwritten public offering described in Item 1.01 of this Current Report. The Company’s press release is filed as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

On November 13, 2020, the Company issued a press release announcing that it had closed its underwritten public offering of 1,219,048 common shares at $5.25 per share and that the Underwriter’s exercise in full of its overallotment option to purchase 182,857 shares of the Company’s common stock had closed. The Company received aggregate gross proceeds from both closings of approximately $7.36 million, before deducting underwriting discounts and commissions and fees and other estimated offering expenses. The Company’s press release is filed as Exhibit 99.2 to this Current Report and is incorporated herein by reference.

Item 9.01. Financial Statement and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement dated November 10, 2020.
99.1	Press Release dated November 10, 2020.
99.2	Press Release dated November 13, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 13, 2020	APPLIED UV, INC.

	By:	/s/ Keyoumars Saeed
	Name:	Keyoumars Saeed
	Title:	Chief Executive Officer